United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


Commission File Number: 0-30452


                        CASINOBUILDERS.COM, INCORPORATED
     ______________________________________________________________________
             (Exact name of registrant as specified in its charter)


                         2110 Vickers Drive, Suite #100
                           Colorado Springs, CO 80918
                                 1-800-288-7506
     ______________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.001 par value
     ______________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      N/A
      ______________________________________________________________________
      (Titles of all otehr classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports: Rule


          12g-4(a)(1)(i)

          Rule 12h-3(b)(1)(i)

          Rule 12g-4(a)(1)(ii)         X

          Rule 12h-3(b)(1)(ii)

          Rule 12g-4(a)(2)(i)

          Rule 12h-3(b)(2)(i)

          Rule 12g-4(a)(2)(ii)

          Rule 12h-3(b)(2)(ii)

          Rule 15d-6


Approximate number of holders of record as of the certification or notice date: 85

Pursuant  to  the   requirements   of  the  Securities   Exchange  Act  of  1934
Casinobuilders.com, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 7, 2002

CASINOBUILDERS.COM, INCORPORATED
(name changed to Proxity Digital Networks, Inc.)


BY:/s/William A. Robinson
__________________________________
     William A. Robinson, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. Ther registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.